UNITED STATES
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IRONWOOD PHARMACEUTICALS, INC.
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FOR IMMEDIATE RELEASE

Ironwood Pharmaceuticals Files Definitive Proxy Materials and Mails Letter to Shareholders

– Urges Shareholders to Vote “FOR” the Ironwood Director Nominees
on the WHITE Proxy Card –

CAMBRIDGE, Mass., May 2, 2018 – Ironwood Pharmaceuticals, Inc. (NASDAQ: IRWD), a commercial biotech company, today announced that it filed definitive proxy materials with the Securities and Exchange Commission in connection with Ironwood’s Annual Meeting of Shareholders on May 31, 2018. Ironwood shareholders of record as of the close of business on April 6, 2018 will be entitled to vote at the Annual Meeting.

The Ironwood Board of Directors strongly recommends that shareholders vote on the WHITE proxy card “FOR” Ironwood’s experienced, diverse and independent nominees: Lawrence Olanoff, M.D., Ph.D., Amy Schulman and Douglas Williams, Ph.D.

In conjunction with the filing and mailing of its definitive proxy statement, Ironwood is mailing a letter to shareholders detailing its strong commercial business and drug discovery and development capabilities, its proactive and refreshed Board aligned with shareholder interests, and how its recently announced intent to separate its sGC business from its commercial and GI business into two independent, publicly traded companies provides the best opportunity to unlock shareholder value. The letter also addresses Sarissa Capital Management and the reasons why the Ironwood Board believes there is no compelling reason to add Sarissa’s chief investment officer, Alex Denner, to the Board.

Ironwood’s letter to shareholders and other materials regarding the Board’s recommendation for the 2018 Annual Meeting can be found at www.ironwoodannualmeeting.com.

The full text of the letter follows:

May 2, 2018

Dear Fellow Shareholder:

Since Ironwood’s founding 20 years ago, we have been motivated by a simple mission: to generate value for our shareholders by creating and commercializing innovative drugs that change the lives of patients. To further this mission, your Board and management team just announced a transformative plan to enhance shareholder value through its intent to separate Ironwood into two independent, publicly traded companies (Ironwood and “R&D Co.”):

•                 Following the separation, Ironwood anticipates being a profitable company, building on its commercial success to-date to accelerate growth of its in-market products and advance development programs targeting treatments for gastrointestinal (GI) diseases, uncontrolled gout, and abdominal pain.

•                 R&D Co. will harness the pioneering work in cyclic guanosine monophosphate (cGMP) pharmacology to advance an innovative soluble guanylate cyclase (sGC) pipeline expected to focus on the treatment of serious and orphan diseases, led by Phase II clinical compounds praliciguat and olinciguat (IW-1701).

Against a backdrop of significant commercial and R&D progress, you have an important decision to make at our upcoming Annual Meeting of Shareholders on May 31, 2018. Your Board has three independent directors up for election, each of whom joined the Board within the last four years. These directors collectively bring extensive experience in areas critical to Ironwood’s business, including in strategic transactions (such as business separations), capital allocation and finance, customer and market insights, and senior leadership in both small, entrepreneurial companies and in large pharmaceutical organizations. At the same time, Sarissa Capital Management, a hedge fund that holds less than 2.5% of Ironwood outstanding shares as of April 18, 2018, has nominated for Board representation its chief investment officer, Alex Denner – a nomination that was made after only one meeting with Ironwood management. In this meeting, Dr. Denner commented that he believes Ironwood currently has a strong Board, and that both the Board and management team have done a great job building the company. We agree. Importantly, Dr. Denner does not add any expertise not already represented on your Board. Ironwood recommends all shareholders elect Ironwood’s highly qualified nominees – Lawrence Olanoff, M.D., Ph.D., Amy Schulman and Douglas Williams, Ph.D. – by voting on the enclosed WHITE proxy card today.

To elect the Ironwood Board of Directors’ nominees, we encourage you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

IRONWOOD HAS BUILT A ROBUST COMMERCIAL BUSINESS AND LEADING DRUG
DISCOVERY AND DEVELOPMENT CAPABILITIES

We are pioneering two important areas: commercializing products in categories with millions of potential patients and innovating to discover and develop important new medicines. Ironwood today markets three commercial medicines, including LINZESS® (linaclotide), a category leader for the treatment of adults with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), and is advancing a deep pipeline of drug candidates targeting severe and high unmet need diseases. We believe in the long-term value of our drug candidates and the opportunity for meaningful future commercialization opportunities, creating value for both shareholders and patients. We also have made progress on our path to profitability. We work to allocate capital carefully and prudently, reinforcing our lean, cost-conscious culture. Our strong balance sheet has supported continued investment in our commercial medicines and the advancement of our development stage product candidates.

We have made significant progress over the past few years, both commercially and within our pipeline, catalyzing our ability to separate into two focused, durable businesses poised for long-term growth.

YOUR BOARD AND MANAGEMENT TEAM ARE TRANSFORMING THE BUSINESS

TO ENHANCE THE VALUE OF YOUR INVESTMENT

In line with our goal of creating shareholder value, your Board and management team regularly explore strategic opportunities. Following a comprehensive review, your Board and management team unanimously determined that a separation of the company’s sGC business from its commercial and GI business, resulting in two independent, publicly traded companies targeting differentiated areas of focus, presents the best way to drive operating performance, accelerate growth and unlock shareholder value.

Our intent to separate marks a transformative milestone for Ironwood and represents an important step to advance our mission as we look to adapt more nimbly to rapidly evolving markets.

IRONWOOD HAS A PROACTIVE, REGULARLY REFRESHED BOARD FOCUSED ON
ENHANCING SHAREHOLDER VALUE

Ironwood has a diverse, experienced and regularly refreshed Board that is actively engaged and taking proactive action designed to unlock the value inherent in our company. The Ironwood Board regularly reviews its composition on behalf of its shareholders to ensure that the Board has the skills and expertise to match the demands of the company’s strategy, including several directors who have specific experience with business separations. Ironwood has added six new independent directors since 2013 and the average tenure of your independent directors is six years. We have a comprehensive process for defining the skills and qualities of potential Board members, which has produced a highly qualified Board that is aligned with the long-term goals of the company.

Importantly, the interests of your Board are directly aligned with shareholders, as all Ironwood directors are shareholders in the company, and each independent director is generally required to hold all shares of stock acquired as payment for his or her service as a director throughout his or her term on the Board. The vast majority of compensation our independent directors receive for service on your Board is paid in restricted stock.

Your Board’s priorities over the next 12 to 18 months are to deliver shareholder value by:

•                 Allocating capital to the most promising opportunities,

•                 Pioneering new growth areas for in-market products,

•                 Overseeing the advancement of multiple compounds in the clinic, and

•                 Strong operational execution of the existing business as we drive toward a smooth and efficient separation.

We are energized by the opportunities ahead and are confident that your Board comprises the right mix of expertise to achieve these goals.

SARISSA: NO JUSTIFICATION FOR A BOARD SEAT

At Ironwood, we strongly value input from our shareholders that may help drive growth and enhance shareholder value. We actively engage with our shareholders on an ongoing basis, and contacted Sarissa to initiate a dialogue shortly after we were made aware of its investment in Ironwood on February 14, 2018. On March 27, 2018, members of Ironwood’s management team had an initial introductory meeting with Dr. Denner. Two days after this initial introductory meeting, Sarissa notified the company of its intention to nominate Dr. Denner to the Ironwood Board. Following receipt of the notice of nomination, your Board followed its standard protocol for reviewing director candidates and maintained an open dialogue with Dr. Denner.

After additional meetings between Dr. Denner and members of Ironwood’s management team and Board (including the company’s governance and nominating committee), Dr. Denner has not made clear what skills or experience he would bring to the Ironwood Board that it does not already possess.

Your Board believes that there is no compelling reason to add Dr. Denner to the Board given his minimal interactions with the company and without a clear justification. Your Board has a rigorous process in place to determine the Board make-up and has an excellent group of individuals with the appropriate skills. We work hard to maintain an active dialogue with our shareholders and remain open to engaging with Dr. Denner as a shareholder. However, we strongly believe that Dr. Denner has not made a compelling case for his joining the Board given the skills, experience and diversity of your existing directors and your Board’s proactive action designed to unlock value for Ironwood shareholders. As such, we do not endorse adding Dr. Denner to the Board and we urge you to discard any gold proxy card you may receive from Sarissa.

PROTECT THE VALUE OF YOUR INVESTMENT IN IRONWOOD:
VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, you have an opportunity to protect your investment in Ironwood by voting the WHITE proxy card “FOR ALL” of our nominees. YOUR VOTE IS EXTREMELY IMPORTANT!

We urge you to vote today by telephone, Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided.

Please disregard any gold proxy card you get from Sarissa.

If you have any questions about how to vote your shares, or need additional assistance, please contact our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

We are excited about the opportunities ahead for Ironwood, and thank you for your continued support.

Sincerely,

The Ironwood Board of Directors

About Ironwood Pharmaceuticals

Ironwood Pharmaceuticals (NASDAQ: IRWD) is a commercial biotechnology company focused on creating medicines that make a difference for patients, building value for our fellow shareholders, and empowering our passionate team. We are commercializing two innovative primary care products: linaclotide, the U.S. branded prescription market leader for adults with irritable bowel syndrome with constipation (IBS-C) or chronic idiopathic constipation (CIC), and lesinurad, which is approved to be taken with a xanthine oxidase inhibitor (XOI), or as a fixed-dose combination with allopurinol, for the treatment of hyperuricemia associated with gout. We are also advancing a pipeline of innovative product candidates in areas of significant unmet need, including uncontrolled gastroesophageal reflux disease, diabetic nephropathy, heart failure with preserved ejection fraction, achalasia and sickle cell disease. Ironwood was founded in 1998 and is headquartered in Cambridge, Mass. For more information, please visit www.ironwoodpharma.com or www.twitter.com/ironwoodpharma; information that may be important to investors will be routinely posted in both these locations.

About LINZESS (linaclotide)

LINZESS® is the #1 prescribed brand for the treatment of adult patients with irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC), based on IQVIA data. Since its FDA approval in August of 2012 and subsequent launch in December 2012, greater than 2 million unique patients have filled approximately 10 million prescriptions for LINZESS, according to IQVIA.

LINZESS is a once-daily capsule that helps relieve the abdominal pain and constipation associated with IBS-C, as well as the constipation, infrequent stools, hard stools, straining, and incomplete evacuation associated with CIC. The recommended dose is 290 mcg for IBS-C patients and 145 mcg for CIC patients, with a 72 mcg dose approved for use in CIC depending on individual patient presentation or tolerability. LINZESS should be taken at least 30 minutes before the first meal of the day.

LINZESS is contraindicated in pediatric patients less than 6 years of age. The safety and effectiveness of LINZESS in pediatric patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences. In adults with IBS-C or CIC treated with LINZESS, the most commonly reported adverse event was diarrhea.

LINZESS is not a laxative; it is the first medicine approved by the FDA in a class called guanylate cyclase-C (GC-C) agonists. LINZESS contains a peptide called linaclotide that activates the GC-C receptor in the intestine. Activation of GC-C is thought to result in increased intestinal fluid secretion and accelerated transit and a decrease in the activity of pain-sensing nerves in the intestine. The clinical relevance of the effect on pain fibers, which is based on nonclinical studies, has not been established.

In the United States, Ironwood and Allergan plc co-develop and co-commercialize LINZESS for the treatment of adults with IBS-C or CIC. In Europe, Allergan markets linaclotide under the brand name CONSTELLA® for the treatment of adults with moderate to severe IBS-C. In Japan, Ironwood’s partner Astellas markets linaclotide under the brand name LINZESS for the treatment of adults with IBS-C. Ironwood also has partnered with AstraZeneca for development and commercialization of linaclotide in China, and with Allergan for development and commercialization of linaclotide in all other territories worldwide.

About ZURAMPIC (lesinurad) 200mg tablets

ZURAMPIC® (lesinurad) works in combination with xanthine oxidase inhibitors (XOIs) to treat hyperuricemia associated with uncontrolled gout. ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia and should not be used as monotherapy. XOIs reduce the production of uric acid; ZURAMPIC increases the excretion of uric acid. Together, the combination of ZURAMPIC and an XOI provides a dual mechanism of action that both decreases production and increases excretion of uric acid, thereby lowering serum uric acid (sUA) levels in patients who have not achieved target serum uric acid levels with XOI treatment alone. ZURAMPIC selectively inhibits the function of transporter proteins uric acid transporter 1 (URAT1) and organic anion transporter 4 (OAT4), involved in uric acid reabsorption in the kidney. The safety and efficacy of ZURAMPIC was established in three Phase III clinical trials that evaluated a once-daily dose of ZURAMPIC in combination with the XOI allopurinol or febuxostat compared to XOI alone. The boxed warning for ZURAMPIC states that acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone and reinforces that ZURAMPIC should be used in combination with an XOI.

About DUZALLO (lesinurad and allopurinol)

DUZALLO® (lesinurad and allopurinol) is a once-daily oral therapy that contains lesinurad 200 mg plus allopurinol 300 mg; it is also available in a lesinurad 200 mg plus allopurinol 200 mg dosage. DUZALLO is approved by the FDA as a once-daily oral treatment for hyperuricemia associated with gout in patients who have not achieved target serum uric acid (sUA) levels with a medically appropriate daily dose of allopurinol alone. DUZALLO is not recommended for the treatment of asymptomatic hyperuricemia. Allopurinol is an XOI whose action differs from that of uricosuric agents such as lesinurad. Allopurinol reduces the production of uric acid (UA); lesinurad increases renal excretion of UA by selectively inhibiting the action of URAT1, the UA transporter responsible for the majority of renal UA reabsorption. The dual-mechanism combination of DUZALLO can address both inefficient excretion and overproduction of UA, thereby lowering sUA levels. DUZALLO should be taken in the morning with food and water, and patients should be advised to stay well hydrated when taking DUZALLO (about 2 liters of liquid a day).

LINZESS Important Safety Information

INDICATIONS AND USAGE

LINZESS (linaclotide) is indicated in adults for the treatment of both irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC).

IMPORTANT SAFETY INFORMATION

WARNING: RISK OF SERIOUS DEHYDRATION IN PEDIATRIC PATIENTS

LINZESS is contraindicated in patients less than 6 years of age. In nonclinical studies in neonatal mice, administration of a single, clinically relevant adult oral dose of linaclotide caused deaths due to dehydration. Use of LINZESS should be avoided in patients 6 years to less than 18 years of age. The safety and effectiveness of LINZESS have not been established in patients less than 18 years of age.

Contraindications

•                 LINZESS is contraindicated in patients less than 6 years of age due to the risk of serious dehydration.

•                 LINZESS is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Warnings and Precautions

Pediatric Risk

•                 LINZESS is contraindicated in patients less than 6 years of age. The safety and effectiveness of LINZESS in patients less than 18 years of age have not been established. In neonatal mice, linaclotide increased fluid secretion as a consequence of GC-C agonism resulting in mortality within the first 24 hours due to dehydration. Due to increased intestinal expression of GC-C, patients less than 6 years of age may be more likely than patients 6 years of age and older to develop severe diarrhea and its potentially serious consequences.

•                 Use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age. Although there were no deaths in older juvenile mice, given the deaths in young juvenile mice and the lack of clinical safety and efficacy data in pediatric patients, use of LINZESS should be avoided in pediatric patients 6 years to less than 18 years of age.

Diarrhea

•                 Diarrhea was the most common adverse reaction in LINZESS-treated patients in the pooled IBS-C and CIC double-blind placebo-controlled trials. The incidence of diarrhea was similar in the IBS-C and CIC populations. Severe diarrhea was reported in 2% of 145 mcg and 290 mcg LINZESS-treated patients, and in <1% of 72 mcg LINZESS-treated CIC patients. If severe diarrhea occurs, dosing should be suspended and the patient rehydrated.

Common Adverse Reactions (incidence >2% and greater than placebo)

•                 In IBS-C clinical trials: diarrhea (20% vs 3% placebo), abdominal pain (7% vs 5%), flatulence (4% vs 2%), headache (4% vs 3%), viral gastroenteritis (3% vs 1%) and abdominal distension (2% vs 1%).

•                 In CIC trials of a 145 mcg dose: diarrhea (16% vs 5% placebo), abdominal pain (7% vs 6%), flatulence (6% vs 5%), upper respiratory tract infection (5% vs 4%), sinusitis (3% vs 2%) and abdominal distension (3% vs 2%).  In a CIC trial of a 72 mcg dose: diarrhea (19% vs 7% placebo) and abdominal distension (2% vs <1%).

Please see full Prescribing Information including Boxed Warning:
http://www.allergan.com/assets/pdf/linzess_pi

ZURAMPIC Important Safety Information and Limitations of Use

WARNING: RISK OF ACUTE RENAL FAILURE MORE COMMON WHEN USED
WITHOUT A XANTHINE OXIDASE INHIBITOR (XOI)

•                 Acute renal failure has occurred with ZURAMPIC and was more common when ZURAMPIC was given alone

•                 ZURAMPIC should be used in combination with an XOI

Contraindications:

•                 Severe renal impairment (eCLcr less than 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function have occurred after initiating ZURAMPIC. A higher incidence was observed at the 400-mg dose, with the highest incidence occurring with monotherapy use. Monitor renal function at initiation and during therapy with ZURAMPIC, particularly in patients with eCLcr below 60 mL/min or with serum creatinine elevations 1.5 to 2 times the pre-treatment value, and evaluate for signs and symptoms of acute uric acid nephropathy. Interrupt treatment with ZURAMPIC if serum creatinine is elevated to greater than 2 times the pre-treatment value or if there are symptoms that may indicate acute uric acid nephropathy. ZURAMPIC should not be restarted without another explanation for the serum creatinine abnormalities. ZURAMPIC should not be initiated in patients with an eCLcr less than 45 mL/min.

•                 Cardiovascular events: In clinical trials, major adverse cardiovascular events (defined as cardiovascular deaths, non-fatal myocardial infarctions, or non-fatal strokes) were observed with ZURAMPIC. A causal relationship has not been established.

Adverse Reactions:

•                 Most common adverse reactions with ZURAMPIC (in combination with an XOI and more frequently than on an XOI alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

Indication and Limitations of Use for ZURAMPIC

ZURAMPIC is a URAT1 inhibitor indicated in combination with an XOI for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with an XOI alone.

•                 ZURAMPIC is not recommended for the treatment of asymptomatic hyperuricemia

•                 ZURAMPIC should not be used as monotherapy

Please see full Prescribing Information, including Boxed Warning, at:
http://irwdpi.com/zurampic/ZURAMPIC_PI_and_Medguide_2017.pdf#page=1

DUZALLO Important Safety Information

WARNING: RISK OF ACUTE RENAL FAILURE • Acute renal failure has occurred with lesinurad, one of the components of DUZALLO

Contraindications:

•                 Severe renal impairment (estimated creatinine clearance [eCLcr] < 30 mL/min), end-stage renal disease, kidney transplant recipients, or patients on dialysis

•                 Tumor lysis syndrome or Lesch-Nyhan syndrome

•                 Known hypersensitivity to allopurinol, including previous occurrence of skin rash

Warnings and Precautions:

•                 Renal events: Adverse reactions related to renal function, including acute renal failure, can occur after initiating DUZALLO. Renal function should be evaluated prior to initiation of DUZALLO and periodically thereafter, as clinically indicated. More frequent renal function monitoring is recommended in patients with eCLcr < 60 mL/min or with serum creatinine elevations 1.5 to 2 times the value when lesinurad treatment was initiated. DUZALLO should not be initiated in patients with an eCLcr < 45 mL/min. Interrupt treatment with DUZALLO if serum creatinine is elevated to > 2 times the pretreatment value or if there are symptoms that may indicate acute uric acid nephropathy, including flank pain, nausea, or vomiting. DUZALLO should not be restarted without another explanation for the serum creatinine abnormalities

•                 Skin rash and hypersensitivity: Skin rash is a frequently reported adverse event in patients taking allopurinol. In some instances, a skin rash may be followed by more severe hypersensitivity reactions associated with exfoliation, fever, lymphadenopathy, arthralgia, and/or eosinophilia including Stevens-Johnson syndrome and toxic epidermal necrolysis. Associated vasculitis and tissue response may be manifested in various ways including hepatitis, renal impairment, seizures, and on rare occasions, death. Hypersensitivity reactions to allopurinol may be increased in patients with decreased renal function who are receiving thiazide diuretics and DUZALLO concurrently. DUZALLO should be discontinued immediately at the first appearance of skin rash or other signs that may indicate an allergic reaction, and additional medical care should be provided as needed

•                 Hepatotoxicity: A few cases of reversible clinical hepatotoxicity have been reported in patients taking allopurinol and, in some patients, asymptomatic rises in serum alkaline phosphatase or serum transaminase have been observed. If anorexia, weight loss, or pruritus develops in patients taking DUZALLO, evaluation of liver function should be performed. In patients with preexisting liver disease, periodic liver function tests are recommended

•                 Cardiovascular events: In clinical trials, major adverse cardiovascular events (defined as cardiovascular deaths, nonfatal myocardial infarctions, and nonfatal strokes) were observed with DUZALLO. A causal relationship has not been established

•                 Bone marrow depression: Bone marrow depression has been reported in patients receiving allopurinol, most of whom received concomitant drugs with the potential for causing this reaction. This has occurred as early as 6 weeks to as long as 6 years after the initiation of allopurinol therapy. Rarely, a patient may develop varying degrees of bone marrow depression, affecting one or more cell lines, while receiving allopurinol alone. Patients taking allopurinol and mercaptopurine or azathioprine require a reduction in dose to approximately one-third to one-fourth of the usual dose of mercaptopurine or azathioprine

•                 Increase in prothrombin time: It has been reported that allopurinol prolongs the half-life of dicumarol, a coumarin anticoagulant. The prothrombin time should be reassessed periodically in patients receiving coumarin anticoagulants (dicumarol, warfarin) concomitantly with DUZALLO

•                 Drowsiness: Occasional occurrence of drowsiness was reported in patients taking allopurinol. Patients should be alerted to the need for caution when engaging in activities where alertness is mandatory

Adverse Reactions:

•                 The most common adverse reactions in controlled studies (occurring in 2% or more of patients on lesinurad in combination with allopurinol and at least 1% greater than observed in patients on allopurinol alone) were headache, influenza, blood creatinine increased, and gastroesophageal reflux disease

•                 The most common adverse reactions identified during post-approval use of allopurinol are skin rash, nausea, and diarrhea

Indication and Limitations of Use:

DUZALLO, a combination of lesinurad, a URAT1 inhibitor, and allopurinol, a xanthine oxidase inhibitor, is indicated for the treatment of hyperuricemia associated with gout in patients who have not achieved target serum uric acid levels with a medically appropriate daily dose of allopurinol alone.

•                 DUZALLO is not recommended for the treatment of asymptomatic hyperuricemia

Please see full Prescribing Information, including Boxed, at
https://www.irwdpi.com/duzallo/DuzalloPIandMedguide2017.pdf#page=1

LINZESS® and CONSTELLA® are registered trademarks of Ironwood Pharmaceuticals, Inc., and ZURAMPIC® and DUZALLO® are registered trademarks of AstraZeneca AB. Any other trademarks referred to in this press release are the property of their respective owners. All rights reserved.

Forward-Looking Statements

This letter contains forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, including statements about the benefits of a potential separation, including with respect to Ironwood’s and R&D Co.’s competitive position, attractiveness to investors and enhanced operational, commercial and scientific effectiveness; the timing, leadership, structure, including the division of assets among Ironwood and R&D Co., and impact of a separation; the strategy, including the intended development and commercialization plans for each of Ironwood and R&D Co., and potential corporate development opportunities; the tax free nature of the separation; the market size, commercial potential, prevalence, and the growth in, and potential demand for, linaclotide, lesinurad and other product candidates (and the drivers, timing and impact thereof), for each of Ironwood and R&D Co., as applicable; the potential indications for, and benefits of, linaclotide, lesinurad and other product candidates, for each of Ironwood and R&D Co., as applicable; the strength of the intellectual property protection for linaclotide, lesinurad and other product candidates; growth in LINZESS prescriptions; the number of potential patients; the anticipated timing of preclinical, clinical and regulatory developments and the design, timing and results of clinical and preclinical studies; expected periods of patent exclusivity, durability and life of the respective patent portfolios for linaclotide, lesinurad and other product candidates; Ironwood’s and R&D Co.’s financial performance and results, and guidance and expectations related thereto (including the drivers and timing thereof); and expectations related to revenue growth for in-market products, commercial margin, cash flow and profitability growth and LINZESS U.S. net sales.  Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include those related to the possibility that we may not complete the separation on the terms or timeline currently contemplated if at all, achieve the expected benefits of a separation, and that a separation could harm our business, results of operations and financial condition; the risk that the transaction might not be tax-free; the risk that we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as independent companies; R&D Co.’s lack of independent operating history and the risk that its accounting and other management systems may not be prepared to meet the financial reporting and other requirements of operating as an independent public company; the risk that a separation may adversely impact our ability to attract or retain key personnel; the effectiveness of development and commercialization efforts by us and our partners; preclinical and clinical development, manufacturing and formulation development; the risk that findings from our completed nonclinical and clinical studies may not be replicated in later studies; efficacy, safety and tolerability of linaclotide, lesinurad and our product candidates; decisions by regulatory and judicial authorities; the risk that we are unable to successfully commercialize lesinurad or realize the anticipated benefits of the lesinurad transaction; the risk that we may never get sufficient patent protection for linaclotide, lesinurad and our product candidates or that we are not able to successfully protect such patents; the outcomes in legal proceedings to protect or enforce the patents relating to our products and product candidates, including ANDA litigation; developments in the intellectual property landscape; challenges from and rights of competitors or potential competitors; the risk that our planned investments do not have the anticipated effect on our company revenues, linaclotide, lesinurad or our product candidates; the risk that we are unable to manage our operating expenses or cash use for operations, or are unable to commercialize our products, within the guided ranges or otherwise as expected; and the risks listed under the heading “Risk Factors” and elsewhere in Ironwood’s Annual Report on Form 10-K for the year ended December 31, 2017, and in our subsequent SEC filings. These forward-looking statements (except as otherwise noted) speak only as of the date of this letter, and Ironwood undertakes no obligation to update these forward-looking statements.

Additional Information

On May 2, 2018, Ironwood filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the company’s 2018 Annual Meeting of Shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also be available at no charge at the company’s website at www.ironwoodpharma.com. If you have any questions regarding this information or the proxy materials, please contact MacKenzie Partners, Inc., our proxy solicitor assisting us in connection with the annual meeting, toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

Investors:

Meredith Kaya, 617-374-5082

Vice President, Investor Relations and Corporate Communications
mkaya@ironwoodpharma.com

Media:

Andi Rose / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449